Exhibit 11

WEIGHTED-AVERAGE SHARES OUTSTANDING FOR THE

COMPUTATION OF PER SHARE EARNINGS

The following is a computation of the weighted-average number of shares outstanding which is used in the computation of per share earnings for Luby's, Inc. for the quarter and year ended August 27, 2003, and August 28, 2002.

Quarter ended August 27, 2003:
22,456,296 x shares outstanding for 112 days	2,515,105,152
Divided by total number of days	112

Weighted-average number of shares outstanding - basic	22,456,296

Year ended August 27, 2003:
22,433,043 x shares outstanding for 58 days	1,301,116,494
22,448,574 x shares outstanding for 98 days	2,199,960,252
22,456,296 x shares outstanding for 208 days	4,670,909,568

8,171,986,314
Divided by total number of days	364

Weighted-average number of shares outstanding - basic	22,450,512

Quarter ended August 28, 2002:
22,433,043 x shares outstanding for 112 days	2,512,500,816
Divided by total number of days	112

Weighted-average number of shares outstanding - basic	22,433,043

Year ended August 28, 2002:
22,422,943 x shares outstanding for 118 days	2,645,907,274
22,423,043 x shares outstanding for 76 days	1,704,151,268
22,433,043 x shares outstanding for 168 days	3,768,751,224

8,118,809,766
Divided by total number of days	362

Weighted-average number of shares outstanding - basic	22,427,651